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                      February 3, 2022

       Qimin Zhou
       Chief Financial Officer
       China Eastern Airlines Corporation Limited
       5/F, Block A2, Northern District, CEA Building
       36 Hongxiang 3rd Road, Minhang District, Shanghai
       The People   s Republic of China

                                                        Re: China Eastern
Airlines Corporation Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2020
                                                            Filed April 28,
2021
                                                            File No. 001-14550

       Dear Mr. Zhou :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation